Exhibit 107

Calculation of Filing Fee Tables

F-1

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(Form Type)

Platinum Analytics Cayman Limited

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Expected Offering Price Per Ordinary Share(1)	Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares(2)	Rule 457(o)	2,000,000	$5.00	$10,000,000	0.00015310		$1,531.00
Fees to Be Paid	Equity	Ordinary Shares(3)	Rule 457(o)	300,000	$5.00	$1,500,000	0.00015310		$229.65
	Total Offering Amounts					$11,500,000		$
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$1,760.65

(1)	The registration fee for securities is based on an estimate of the offering price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	Reflects the additional shares that the underwriter has the option to purchase to cover over-allotments, if any.